Exhibit 10.3

May 18, 2023

Beard Energy Transition Acquisition Corp.

595 Madison Avenue, 28th Floor

New York, NY 10022

Suntuity Inc.

595 Madison Avenue, 28th Floor

New York, NY 10022

Re: Lock-Up Agreement

Ladies and Gentlemen:

This letter (this “Letter Agreement”) is being delivered to you in accordance with the Business Combination Agreement (as the same may be amended, supplemented or modified, the “BCA”) entered into by and among Beard Energy Transition Acquisition Corp., a Delaware corporation (“Acquiror”), Suntuity Inc., a Delaware corporation and wholly owned Subsidiary of Acquiror (“New PubCo”), Beard Merger Sub I Corp., a Delaware corporation and wholly owned Subsidiary of New PubCo, Beard Merger Sub II LLC, a Delaware limited liability company and wholly owned Subsidiary of New PubCo, Suntuity Renewables LLC, a Delaware limited liability company, and, solely with respect to Section 7.17 and Article X therein, Beard Energy Transition Acquisition Sponsor LLC, a Delaware limited liability company, and Gregory A. Beard, an individual residing in New York. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the BCA.

In order to induce the parties to proceed with the Transactions and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned (the “Securityholder”) hereby agrees with Acquiror and New PubCo as follows:

1. Subject to the exceptions set forth herein, the Securityholder agrees not to Transfer (A) any shares of New PubCo Class A Common Stock, (B) New PubCo Warrants (or any shares of New PubCo Class A Common Stock issuable to Securityholder in connection with New PubCo Warrants), (C) any restricted stock unit or equity award from New PubCo in connection with the Transaction (or any shares of New PubCo Class A Common Stock issuable to Securityholder in connection with such restricted stock unit or equity award) and (D) any Equity Interests in a Person that is beneficial owner of securities listed in clauses (A)-(C) received in connection with the Transactions (the securities listed in clauses (A)-(C), the “Lock-up Securities”) until the expiration of the applicable “Lock-up Period” (as defined below).

For the purpose of this Agreement, “Lock-up Period” shall mean:

(i) with respect to (A) any shares of New PubCo Class A Common Stock and (B) any restricted stock unit or equity award from New PubCo in connection with the Transaction (or any shares of New PubCo Class A Common Stock issuable to Securityholder in connection with such restricted stock unit or equity award), the earlier of (i) one year after the Closing, and (ii) subsequent to the Closing Date, if (A) the last reported sale price of the New PubCo Class A

Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the consummation of the Closing or (B) New PubCo consummates a subsequent liquidation, merger, stock exchange or other similar transaction that results in all of New PubCo’s stockholders having the right to exchange their shares of New PubCo Class A Common Stock for cash, securities or other property.

(ii) With respect to New PubCo Warrants (or any shares of New PubCo Class A Common Stock issuable to Securityholder in connection with New PubCo Warrants), until thirty (30) days after the Closing.

2. For purposes of this Letter Agreement, “Transfer” shall mean the (A) direct or indirect sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to, any security, (B) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (C) public announcement of any intention to effect any transaction specified in clause (A) or (B).

3. The restrictions set forth in Section 1 shall not apply to the following (each a “Permitted Transferee”):

(i)	in the case of an entity, Transfers to a Person who is a stockholder, partner, member or Affiliate of such entity as of the Closing Date;

(ii)

in the case of an individual, Transfers by gift to members of the individual’s immediate family (as defined below) or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization;

(iii)	in the case of an individual, Transfers by virtue of laws of descent and distribution upon death of the individual;

(iv)	in the case of an individual, Transfers pursuant to a qualified domestic relations order;

(v)	in the case of an entity, Transfers by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;

(vi)

transactions relating to New PubCo Class A Common Stock or other securities convertible into or exercisable or exchangeable for New PubCo Class A Common Stock acquired in open market transactions after the Closing; provided that no such transaction is required to be, or is, publicly announced (whether on Form 4, Form 5 or otherwise, other than a required filing on Schedule 13F, 13G or 13G/A) during the applicable Lock-up Period; or

(vii)

exchanges of New PubCo Warrants to New PubCo Class A Common Stock; provided that, following such exchange, the issued New PubCo Class A Common Stock shall be subject to the Lock-up Period described in Section 1(ii);

provided, however, that (A) in the case of clauses (i) through (v), these Permitted Transferees must enter into a written agreement, in substantially the form of this Letter Agreement (it being understood that any references to “immediate family” in the agreement executed by such Permitted Transferee shall expressly refer only to the immediate family of the Securityholder and not to the immediate family of the Permitted Transferee), agreeing to be bound by these Transfer restrictions. For purposes of this paragraph, “immediate family” shall mean a spouse, domestic partner, child, grandchild or other lineal descendant (including by adoption), father, mother, brother or sister of the undersigned; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended.

4. Prior to the Closing, the Securityholder hereby agrees that it shall not Transfer any Equity Interests in Suntuity Renewables, LLC (“Suntuity”) or any Equity Interests in any Person that is a beneficial owner of Equity Interests in Suntuity, in each case, to any Person that is not an Affiliate of the Securityholder on the date hereof, and in connection with any such Transfer to an Affiliate prior to the Closing, the Securityholder will cause the transferee to execute and deliver a lock-up agreement substantially in the form of this Letter Agreement.

5. This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

6. No party hereto may assign either this Letter Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Securityholder and each of its respective successors, heirs and assigns and permitted transferees.

7. This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in any Delaware Chancery Court, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

8. This Letter Agreement shall be binding upon the Securityholder upon the Securityholder’s execution and delivery of this Letter Agreement, but except for Section 4, this Letter Agreement shall only become effective upon the Closing.

9. This Letter Agreement shall terminate on the earlier of the expiration of the Lock-up Period and such time as the Securityholder no longer beneficially owns any Lock-up Securities (provided the Securityholder complied with the restrictions set forth in this Letter Agreement). Notwithstanding anything to the contrary contained herein, in the event that the BCA is terminated in accordance with its terms prior to the Closing, this Letter Agreement shall automatically terminate and become null and void, and the parties shall not have any rights or obligation hereunder. Upon termination of this Letter Agreement, none of the parties hereto shall have any further obligations or liabilities under this Letter Agreement; provided, that nothing in this Section 9 shall relieve any party hereto of liability for any willful material breach of this Letter Agreement prior to its termination.

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Very truly yours,

(Name of Securityholder – Please Print)

(Signature)

(Name of Signatory if Securityholder is an entity – Please Print)

(Title of Signatory if Securityholder is an entity – Please Print)

Address:

[Signature Page to Lock-Up Agreement]

Acknowledged and Agreed:

BEARD ENERGY TRANSITION ACQUISITION CORP.

By:
Name:	Gregory A. Beard
Title:	Chief Executive Officer

SUNTUITY INC.

By:
Name:	Gregory A. Beard
Title:	Chief Executive Officer

[Signature Page to Lock-Up Agreement]